Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, Inc. to Report Q2 Earnings Results on August 13, 2018

HOUSTON-July 27, 2018 -- Today Vanguard Natural Resources, Inc. (OTC-QX: VNRR) (the “Company” or “Vanguard”) announced that the Company will release its earnings results for the second quarter 2018 before the market opens on Monday, August 13, 2018. The Company’s senior management team will host a conference call to review the Company’s second quarter 2018 earnings results with members of the investment community at 11:00 a.m. Eastern Time (10:00 a.m. Central) on Monday, August 13, 2018.

Investors and analysts may access the call by dialing +1 323-794-2588 or 888-394-8218 and referencing the conference call name: Vanguard Natural Resources Earnings Call (Conference ID 5243529).

The conference call will also be webcast from the Investor Relations section of Vanguard’s corporate website, http://www.vnrenergy.com/. A webcast archive will also be available shortly after the call, and will be available from August 13, 2018 through August 31, 2018.

About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an independent exploration and production company focused on the production and development of oil and natural gas properties in the United States. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Piceance Basin in Colorado, the Permian Basin in West Texas and New Mexico, the Arkoma Basin in Arkansas and Oklahoma, the Gulf Coast Basin in Texas, Louisiana and Alabama, the Big Horn Basin in Wyoming and Montana, the Anadarko Basin in Oklahoma and North Texas, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

Statements made by representatives of the Company within this press release that are not historical facts are forward looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “on track,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward looking statements. These include risks relating to financial performance and results, the ability to improve Vanguard’s results and profitability following its emergence from bankruptcy; our indebtedness under our revolving credit facility, term loan and second lien notes; availability of sufficient cash flow to make payments on our debt obligations and to execute our business plan; our prices and demand for oil, natural gas and natural gas liquids; and our ability to replace reserves and efficiently develop our reserves. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward looking statements. Please read “Risk Factors” in our most recent annual report on Form 10-K and Item 1A. of Part II “Risk Factors” in our subsequent quarterly reports on Form 10-Q and any other public filings and press releases. Vanguard undertakes no obligation to publicly update any forward looking statements, whether as a result of new information or future events.

SOURCE: Vanguard Natural Resources, Inc.
CONTACT: Vanguard Natural Resources, Inc.

Investor Relations
Ryan Midgett, Chief Financial Officer
IR@vnrenergy.com

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